Exhibit 99.1

 Analog Devices Announces Financial Results for the Third Quarter of
                           Fiscal Year 2007


    -- Q3 Revenue: $680 million, 3% annual growth, 2% sequential growth

    --  Q3 Diluted EPS: $0.37 GAAP; $0.41 non-GAAP

    --  Company repurchased $632 million of ADI common stock during Q3

    -- Board of Directors declares quarterly dividend of $0.18 per share

    -- Financial results for the third quarter and guidance for the fourth quarter of fiscal 2007 will be discussed via conference call today at 5:00 pm

    NORWOOD, Mass.--(BUSINESS WIRE)--Aug. 21, 2007--Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for the third quarter of fiscal 2007, which ended August 4, 2007.

    Revenue for the third quarter of fiscal 2007 increased to $680 million, an increase of approximately 3% compared to the same period one year ago and 2% compared to the immediately prior quarter.

    "The third quarter was another solid quarter for ADI, turning out largely as we had planned in terms of our revenue growth, product sales mix, and operating expenses," said Jerald G. Fishman, President and CEO. "Order rates remained strong during the third quarter in both the OEM and distribution channels."

    Net income for the third quarter of fiscal 2007, under generally accepted accounting principles (GAAP), was $120 million, or 18% of sales, compared to $145 million for the same period one year ago and $125 million for the immediately prior quarter.

    Diluted earnings per share (EPS) for the third quarter of fiscal 2007, on a GAAP basis, was $0.37, compared to $0.39 for the same period one year ago and $0.37 for the immediately prior quarter.

    The results for the third quarter of fiscal 2007 include the following items:

    -- $17.2 million of non-cash stock-based compensation expenses related to employee stock options, or $0.037 on a diluted earnings per share (EPS) basis.

    -- $2.8 million of expenses related to previously announced acquisitions, or $0.006 on a diluted EPS basis.

    -- The provision for taxes includes the tax effect of these items.

    Together these items represented the $0.04 difference between GAAP diluted EPS of $0.37 and non-GAAP diluted EPS of $0.41. The reconciliation of the non-GAAP financial measures presented in this release to their most directly comparable GAAP measures is provided in a table below.

    Gross margin for the third quarter of fiscal 2007, on a GAAP basis, was $389 million, or 57.1% of sales. In the third quarter of fiscal 2007, gross margin was reduced by $4.5 million, or 0.7% of sales, as a result of stock-based compensation expense and acquisition-related expense. Gross margin as a percentage of sales was approximately equal to the immediately prior quarter as planned. Inventory declined $10.4 million in the third quarter of fiscal 2007 compared to the immediately prior quarter.

    Operating profit for the third quarter of fiscal 2007, on a GAAP basis, totaled $138 million, or 20.2% of sales. In the third quarter of fiscal 2007, operating profit was reduced by $20 million, or 3.0% of sales, as a result of stock-based compensation expense and acquisition-related expenses.

    Net cash provided by operating activities in the third quarter of fiscal 2007 totaled $191 million, or 28% of sales. Capital expenditures for the third quarter of fiscal year 2007 totaled $31 million.

    Cash dividends paid during the third quarter of fiscal 2007 totaled $59 million. The Board of Directors declared a cash dividend of $0.18 per outstanding share of common stock which will be paid on September 19, 2007 to all shareholders of record at the close of business on August 31, 2007.

    Share repurchases during the third quarter of fiscal 2007 of approximately 16.9 million shares of ADI common stock totaled $632 million and represented approximately 5.2% of the shares outstanding as of the beginning of the third quarter.

    -- As of the end of the third quarter of fiscal 2007, the total shares repurchased under the program authorized by the Board of Directors totaled approximately $3 billion and represented approximately 22.8% of the shares outstanding as of the beginning of the fourth quarter of fiscal year 2004, the start of this repurchase program.

    -- The share repurchase program had approximately $983 million remaining at the end of the third quarter of 2007.

    Balance Sheet

    -- Inventory at the end of the third quarter of fiscal 2007 decreased approximately 3% compared to the immediately prior quarter. Days cost of sales in inventory was 116 days at the end of the third quarter of fiscal 2007, compared to 121 days at the end of last quarter and 126 days a year ago.

    -- Days sales in accounts receivable was 47 days in the third quarter of fiscal 2007, compared to 45 days in the immediately prior quarter.

    The tables, "Revenue Trends By End Market" and "Revenue Trends By Product," provided below, summarize revenue by end market and by product for the third quarter, the immediately prior quarter and the year-ago quarter. Highlights:

    -- Analog product revenue, which comprised 84% of total revenue in the third quarter, increased 3% compared to the immediately prior quarter. The sequential revenue growth was driven by the data converter, amplifier, power management, and radio frequency product categories.

    -- General-purpose digital signal processing (DSP) product revenue, which comprised 8% of total revenue in the third quarter, increased 7% compared to the immediately prior quarter.

    -- Revenue from the broad based industrial end market comprised 43% of total sales in the third quarter. Revenue from industrial instrumentation and test equipment customers increased compared to the immediately prior quarter, while revenue from other industrial applications declined. Overall, revenue from industrial customers was flat in the third quarter compared to the immediately prior quarter.

    -- Revenue from communications infrastructure customers increased in the third quarter compared to the immediately prior quarter driven by 13% growth in revenue from basestation and networking equipment customers.

    -- Revenue from consumer and computer customers increased 3% and 9%, respectively, in the third quarter compared to the immediately prior quarter.

    Outlook for the Fourth Quarter of Fiscal 2007

    The following statements are based on current expectations. These statements are forward looking and actual results may differ materially. These statements supersede all prior statements regarding business outlook set forth in prior ADI news releases.

    -- Revenue for the fourth quarter of fiscal 2007 is planned to be in the range of $680 to $710 million.

    -- Gross margin for the fourth quarter of fiscal 2007 is planned to be approximately the same as the third quarter. Typically, in the fourth quarter ADI derives a higher percentage of revenue from products used in consumer applications which have relatively lower gross margin than most of the other end markets ADI serves.

    -- Operating expenses are planned to be flat to slightly higher in the fourth quarter of fiscal 2007 compared to the immediately prior quarter.

    -- Diluted EPS for the fourth quarter of fiscal 2007, on a GAAP basis, is planned to be in the range of $0.36 to $0.40. Diluted EPS for the fourth quarter of fiscal 2007 is expected to include approximately $0.05 of various net expenses detailed in the Assumptions Used to Estimate Results for the Fourth Quarter Ending November 3, 2007 table provided with this release. Non-GAAP diluted EPS is planned to be $0.41 to $0.45.

    Conference Call Scheduled for 5:00

    Mr. Fishman will discuss the third quarter's results and the near-term outlook via webcast, accessible from www.analog.com, today beginning at 5:00 pm ET. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

    A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687
(replay only) and providing the conference ID: 10972510 or by visiting the Investor Relations page on ADI's web site.

    Non-GAAP Financial Information

    This release includes non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

    Manner in Which Management Uses the Non-GAAP Financial Measures

    Management uses non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income and non-GAAP diluted earnings per share to evaluate the Company's operating performance against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in understanding and evaluating the underlying baseline operating results and trends in the Company's business. Our budgets are determined excluding the items listed below and management's performance is assessed using these non-GAAP operating metrics. Management has also established employee and executive profit sharing bonus plans that use non-GAAP operating income as the metric to determine any bonus payout.

    Economic Substance Behind Management's Decision to Use Non-GAAP Financial Measures

    The items excluded from the non-GAAP measures were excluded because they are of a non-recurring or non-cash nature. Tables reconciling our non-GAAP measures to GAAP measures are provided in this release.

    The following items are excluded from our Non-GAAP gross margin:

    Stock-Based Compensation Related to Employee Stock Options. These expenses consist of expenses for employee stock options under FAS123R. We exclude these stock-based compensation expenses and the related tax effects from our non-GAAP measures primarily because they are non-cash expenses, which we do not consider when evaluating and managing our business operations.

    Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

    Acquisition-Related Expense. We incur amortization expense related to purchased intangible assets in connection with acquisitions. We exclude this and the related tax effects primarily because it is a non-cash expense, which we do not consider when evaluating and managing our business operations.

    The following items are excluded from our Non-GAAP operating expenses:

    Stock-Based Compensation Related to Employee Stock Options. These expenses consist of expenses for employee stock options under FAS123R. We exclude these stock-based compensation expenses and the related tax effects from our non-GAAP measures primarily because they are non-cash expenses, which we do not consider when evaluating and managing our business operations.

    Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

    Acquisition-Related Expense. We incur in-process research and development expenses when technological feasibility for acquired technology has not been established and no future alternative use for such technology exists. We also incur amortization expense related to purchased intangible assets in connection with acquisitions. We exclude these items and the related tax effects primarily because they are non-cash expenses, which we do not consider when evaluating and managing our business operations.

    Proceeds from the one-time settlement of litigation. In the second quarter of fiscal 2007, we settled a lawsuit against Maxim Integrated Products and received a one-time non-recurring payment of $19 million. A portion of this payment ($8.5 million) was to compensate us for the legal expenses we incurred during the years 2001 through 2007 in connection with this lawsuit. As the original legal expenses were recorded as general and administrative expenses in the income statement, we recorded the recovery of these legal expenses in the same line item in our operating expenses in the second quarter of fiscal 2007. The remaining $10.5 million was recorded as non-operating income in the second quarter of fiscal 2007 because it is not associated with the normal operations of our business. We exclude this payment and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

    The following items are excluded from our Non-GAAP operating income:

    Stock-Based Compensation Related to Employee Stock Options. These expenses consist of expenses for employee stock options under FAS123R. We exclude these stock-based compensation expenses and the related tax effects from our non-GAAP measures primarily because they are non-cash expenses, which we do not consider when evaluating and managing our business operations.

    Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

    Acquisition-Related Expense. We incur in-process research and development expenses when technological feasibility for acquired technology has not been established and no future alternative use for such technology exists. We also incur amortization expense related to purchased intangible assets in connection with acquisitions. We exclude these items and the related tax effects primarily because they are non-cash expenses, which we do not consider when evaluating and managing our business operations.

    Proceeds from the one-time settlement of litigation. In the second quarter of fiscal 2007, we settled a lawsuit against Maxim Integrated Products and received a one-time non-recurring payment of $19 million. A portion of this payment ($8.5 million) was to compensate us for the legal expenses we incurred during the years 2001 through 2007 in connection with this lawsuit. As the original legal expenses were recorded as general and administrative expenses in the income statement, we recorded the recovery of these legal expenses in the same line item in our operating expenses in the second quarter of fiscal 2007. The remaining $10.5 million was recorded as non-operating income in the second quarter of fiscal 2007 because it is not associated with the normal operations of our business. We exclude this payment and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

    The following items are excluded from our Non-GAAP diluted earnings per share:

    Stock-Based Compensation Related to Employee Stock Options. These expenses consist of expenses for employee stock options under FAS123R. We exclude these stock-based compensation expenses and the related tax effects from our non-GAAP measures primarily because they are non-cash expenses, which we do not consider when evaluating and managing our business operations.

    Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

    Acquisition-Related Expense. We incur in-process research and development expenses when technological feasibility for acquired technology has not been established and no future alternative use for such technology exists. We also incur amortization expense related to purchased intangible assets in connection with acquisitions. We exclude these items and the related tax effects primarily because they are non-cash expenses, which we do not consider when evaluating and managing our business operations.

    Proceeds from the one-time settlement of litigation. In the second quarter of fiscal 2007, we settled a lawsuit against Maxim Integrated Products and received a one-time non-recurring payment of $19 million. A portion of this payment ($8.5 million) was to compensate us for the legal expenses we incurred during the years 2001 through 2007 in connection with this lawsuit. As the original legal expenses were recorded as general and administrative expenses in the income statement, we recorded the recovery of these legal expenses in the same line item in our operating expenses in the second quarter of fiscal 2007. The remaining $10.5 million was recorded as non-operating income in the second quarter of fiscal 2007 because it is not associated with the normal operations of our business. We exclude this payment and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

    Tax Savings Associated with IRS Tax Settlement. During the third quarter of fiscal 2006 the United States Internal Revenue Service (the
IRS) completed its examination of fiscal years 2001, 2002 and 2003 and issued their report. The Company agreed to accept their report and filed its 2005 tax return and an amended return for 2004 to conform to the methodologies agreed to during the 2001-2003 examination. The completion of this examination and the filing of refund claims in other jurisdictions associated with the completion of the IRS audit resulted in an income tax benefit. We excluded these income tax benefits from our non-GAAP results because they were not associated with the income tax expense on our current operating results.

    Why Management Believes the Non-GAAP Financial Measures Provide Useful Information to Investors

    Management believes that the presentation of non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS is useful to investors because it provides investors with the operating results that management uses to manage the company.

    Material Limitations Associated with Use of the Non-GAAP Financial
Measures

    Analog Devices believes that non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. In addition, our non-GAAP measures may not be comparable to the non-GAAP measures reported by other companies. The Company's use of non-GAAP measures, and the underlying methodology in excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods.

    Management's Compensation for Limitations of Non-GAAP Financial
Measures

    Management compensates for these material limitations in non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income and non-GAAP diluted earnings per share by also evaluating our GAAP results and the reconciliations of our non-GAAP measures to the most directly comparable GAAP measure. Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

    About Analog Devices, Inc.

    Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating over 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index.

    Safe harbor statement under the Private Securities Litigation
Reform Act of 1995

    This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, our statements regarding expected sales growth, revenue, earnings, operating expenses, gross margins, and other financial results, and expected increases in customer demand and order rates for our products that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include the effects of changes in customer demand for our products and for end products that incorporate our products, competitive pricing pressures, unavailability of raw materials or wafer fabrication, assembly and test capacity, any delay or cancellation of significant customer orders, any inability to manage inventory to meet customer demand, changes in geographic, product or customer mix, adverse changes in economic conditions in the United States and international markets, adverse results in litigation matters, and other risk factors described in our most recent Form 10-Q, as filed with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

    Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Analog Devices and any other company.



              Analog Devices, Third Quarter, Fiscal 2007

                    Sales/Earnings Summary (GAAP)
               (In thousands, except per-share amounts)


                                         --------- --------- ---------
                                              Three Months Ended
                                         -----------------------------
                                          3Q 07     2Q 07     3Q 06
                                         August     May 5,   July 29,
                                          4, 2007    2007      2006
-------------------------------------------------- --------- ---------
Total Revenue                            $680,312  $669,132  $663,660
   Year-to-year Growth                          3%        4%       14%
   Quarter-to-quarter Growth                    2%        2%        3%
Cost of Sales (1)                         291,727   287,494   273,550
-------------------------------------------------- --------- ---------
Gross Margin                              388,585   381,638   390,110
-------------------------------------------------- --------- ---------
Operating Expenses:
   R&D (1)                                148,562   146,686   136,061
   Selling, Marketing and G&A (1)         102,379    93,045    99,663
   Purchased In-Process Research and
    Development                                 -         -     5,500
   Special Charges                              -    10,116         -
-------------------------------------------------- --------- ---------
Operating Income                          137,644   131,791   148,886
Other Income                              (16,449)  (31,092)  (26,277)
-------------------------------------------------- --------- ---------
Income Before Tax                         154,093   162,883   175,163
Provision for Taxes                        33,658    37,527    30,478
-------------------------------------------------- --------- ---------
Net Income                               $120,435  $125,356  $144,685
-------------------------------------------------- --------- ---------

Shares Used for EPS - Basic               318,465   329,988   357,887
Shares Used for EPS - Diluted             327,331   338,840   369,542

Earnings per Share - Basic               $   0.38  $   0.38  $   0.40
Earnings per Share - Diluted             $   0.37  $   0.37  $   0.39

Dividends Paid per Share                 $   0.18  $   0.18  $   0.16
-------------------------------------------------- --------- ---------

(1) Includes stock-based compensation
 expense as follows:
       Cost of sales                     $  2,477  $  2,672  $  2,949
       R&D                               $  8,172  $  8,359  $  8,302
       Selling, Marketing and G&A        $  6,816  $  6,593  $  8,055




              Analog Devices, Third Quarter, Fiscal 2007

              Selected Balance Sheet Information (GAAP)
                            (In thousands)

                                        3Q 07      2Q 07      3Q 06
                                      ---------- ---------- ----------
                                      August 4,   May 5,     July 29,
                                         2007       2007       2006
------------------------------------------------ ---------- ----------
Cash & Short-term Investments         $1,283,590 $1,794,672 $2,516,061
Accounts Receivable, Net                 350,868    332,116    359,774
Inventories (1)                          371,773    382,177    377,434
Other Current Assets                     166,183    180,755    179,659
------------------------------------------------ ---------- ----------
  Total Current Assets                 2,172,414  2,689,720  3,432,928
PP&E, Net                                564,960    569,318    558,054
Investments                               34,623     33,636     30,317
Goodwill and Intangible Assets           310,865    310,230    180,933
Other                                     83,505     83,772     90,015
------------------------------------------------ ---------- ----------
Total Assets                          $3,166,367 $3,686,676 $4,292,247
------------------------------------------------ ---------- ----------

Deferred Income-Shipments to
 Distributors                         $  149,283 $  154,322 $  165,850
Other Current Liabilities                410,572    393,803    419,314
Non-Current Liabilities                   69,906     74,238     59,649
Stockholders' Equity                   2,536,606  3,064,313  3,647,434
------------------------------------------------ ---------- ----------
Total Liabilities & Equity            $3,166,367 $3,686,676 $4,292,247
------------------------------------------------ ---------- ----------

(1) includes $3,432, $3,738 and $4,066 related to stock-based compensation in 3Q07, 2Q07, and 3Q06 respectively.




              Analog Devices, Third Quarter, Fiscal 2007

                      Cash Flow Statement (GAAP)
                            (In thousands)


                                        ------------------------------
                                             Three Months Ended
                                        ------------------------------
                                          3Q 07     2Q 07     3Q 06
                                        ------------------------------
                                        August 4,  May 5,   July 29,
                                           2007      2007      2006
                                        ------------------------------
Cash flows from operating activities:
  Net Income                            $ 120,435 $ 125,356 $ 144,685
  Adjustments to reconcile net income
     to net cash provided by operations:
       Depreciation                        35,741    35,715    42,181
       Amortization of intangibles          3,168     3,259     1,145
       Stock-based compensation            17,465    17,624    19,306
       Purchased in-process research and
        development                             -         -     5,500
       Excess tax benefit - stock
        options                            (3,559)  (15,027) (141,220)
       Other non-cash expense                  37       144        84
       Deferred income taxes               (5,256)   (7,751)  (11,985)
       Changes in operating assets and
        liabilities                        22,698    79,313    14,277
----------------------------------------------------------------------
   Total adjustments                       70,294   113,277   (70,712)
----------------------------------------------------------------------
Net cash provided by operating
 activities                               190,729   238,633    73,973
----------------------------------------------------------------------
 Percent of Total Revenue                    28.0%     35.7%     11.1%
----------------------------------------------------------------------

Cash flows from investing activities:
  Additions to property, plant and
   equipment, net                         (31,246)  (39,661)  (38,360)
  Purchases of short-term available-for-
   sale investments                      (289,565) (559,933) (689,130)
  Maturities of short-term available-
   for-sale investments                   837,412   681,645   989,638
  Payments for acquisitions                (3,160)   (6,000)  (14,913)
  Increase (decrease) in other assets         162      (333)      269
----------------------------------------------------------------------
Net cash provided by investing
 activities                               513,603    75,718   247,504
----------------------------------------------------------------------

Cash flows from financing activities:
  Dividend payments to shareholders       (58,545)  (59,562)  (57,524)
  Repurchase of common stock             (631,708) (364,590) (305,163)
  Net proceeds from employee stock plans   17,937    53,762    20,173
  Excess tax benefit - stock options        3,559    15,027   141,220
----------------------------------------------------------------------
Net cash used for financing activities   (668,757) (355,363) (201,294)
----------------------------------------------------------------------
Effect of exchange rate changes on cash      (267)    1,053       451
----------------------------------------------------------------------

Net increase (decrease) in cash and cash
 equivalents                               35,308   (39,959)  120,634
Cash and cash equivalents at beginning
 of period                                358,590   398,549   402,491
----------------------------------------------------------------------
Cash and cash equivalents at end of
 period                                 $ 393,898 $ 358,590 $ 523,125
----------------------------------------------------------------------




              Analog Devices, Third Quarter, Fiscal 2007

                     Revenue Trends by End Market
----------------------------------------------------------------------
The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the "sold to" customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated. As data systems for capturing and tracking this data evolve and improve, the categorization of products by end market can vary over time. When this occurs we reclassify revenue by end market for prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each end market.

                                   For the Three Months Ended
                           -------------------------------------------
                            August 4, 2007           May 5,   July 29,
                                                       2007     2006
                           ------------------- ----- -----------------
                           Revenue       Y/Y   Q/Q   Revenue  Revenue
                                     %    %     %
                           -------- ---- ----- ----- -------- --------
Industrial                 $293,557  43%   3%    0%  $292,554 $285,334
Communications              191,082  28%  (4%)   1%   189,522  198,414
Consumer                    136,577  20%  24%    3%   132,874  110,270
Computer                     59,096   9% (15%)   9%    54,182   69,642
                           -------- ----             -------- --------
Total Revenue              $680,312 100%   3%    2%  $669,132 $663,660
                           -------- ----             -------- --------

                      Revenue Trends by Product
----------------------------------------------------------------------
The following table summarizes revenue by product categories. The categorization of our products into broad categories is based on the characteristics of the individual products, the specification of the products and in some cases the specific uses that certain products have within applications. The categorization of products is therefore subject to judgment in some cases and can vary over time. In instances where products move between product categories we reclassify the amounts in the product categories for all prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each product category.

                                   For the Three Months Ended
                           -------------------------------------------
                            August 4, 2007           May 5,   July 29,
                                                       2007     2006
                           ------------------- ----- -----------------
                           Revenue       Y/Y   Q/Q   Revenue  Revenue
                                     %    %     %
                           -------- ---- ----- ----- -------- --------
Converters                 $281,530  41%   5%    2%  $274,675 $268,949
Amplifiers                  144,103  21%   4%    5%   137,185  138,634
Power management &
reference                    50,019   7%  (8%)   6%    47,072   54,661
Other analog                 98,020  15%  34%    0%    98,196   73,102
                           -------- ----             -------- --------
Total analog products      $573,672  84%   7%    3%  $557,128 $535,346
                           -------- ----             -------- --------

General purpose DSP          52,891   8%  (1%)   7%    49,447   53,187
Wireless Chipsets            45,030   7% (33%) (19%)   55,339   66,975
Other DSP                     8,719   1%   7%   21%     7,218    8,152
                           -------- ----             -------- --------
Total DSP products         $106,640  16% (17%)  (5%) $112,004 $128,314
                           -------- ----             -------- --------
Total Revenue              $680,312 100%   3%    2%  $669,132 $663,660
                           -------- ----             -------- --------




              Analog Devices, Third Quarter, Fiscal 2007

 Reconciliation from GAAP to Non-GAAP Data (In thousands, except per-
                            share amounts)

Management believes that non-GAAP financial information enhances an investor's understanding of the Company's financial and business trends relating to its financial condition and results of operations. Management uses these non-GAAP measures to evaluate the Company's operating performance. See "Non-GAAP Financial Information" in this press release for a description of the items excluded from our non-GAAP measures.

                                          For the Three Months Ended
                                         -----------------------------
                                         August    May 5,    July 29,
                                          4, 2007    2007      2006
                                         --------- --------- ---------

GAAP Gross Margin                        $388,585  $381,638  $390,110
      Stock-Based Compensation Expense      2,477     2,672     2,949
      Acquisition-Related Expense           2,040     2,153         -
      Restructuring-Related Expense             -         -     5,736
                                         --------- --------- ---------
Non-GAAP Gross Margin                    $393,102  $386,463  $398,795
                                         ========= ========= =========
  Percent of Total Revenue                   57.8%     57.8%     60.1%


GAAP Operating Expenses                  $250,941  $249,847  $241,224
      Stock-Based Compensation Expense    (14,718)  (14,720)  (16,026)
      Acquisition-Related Expense            (721)     (729)   (6,233)
      Restructuring-Related Expense             -   (10,116)        -
      Litigation Settlement                     -     8,500         -
                                         --------- --------- ---------
Non-GAAP Operating Expenses              $235,502  $232,782  $218,965
                                         ========= ========= =========
  Percent of Total Revenue                   34.6%     34.8%     33.0%


GAAP Operating Income                    $137,644  $131,791  $148,886
      Stock-Based Compensation Expense     17,195    17,392    18,975
      Acquisition-Related Expense           2,761     2,882     6,233
      Restructuring-Related Expense             -    10,116     5,736
      Litigation Settlement                     -    (8,500)        -
                                         --------- --------- ---------
Non-GAAP Operating Income                $157,600  $153,681  $179,830
                                         ========= ========= =========
  Percent of Total Revenue                   23.2%     23.0%     27.1%


GAAP Diluted Earnings Per Share          $   0.37  $   0.37  $   0.39
      Stock-Based Compensation Expense      0.037     0.037     0.036
      Acquisition-Related Expense           0.006     0.006     0.015
      Restructuring-Related Expense             -     0.019     0.010
      Litigation Settlement                     -    (0.036)        -
      Tax Benefit Associated with IRS Tax
       Settlement                               -         -    (0.023)
                                         --------- --------- ---------
Non-GAAP Diluted Earnings Per Share      $   0.41  $   0.40  $   0.43
                                         ========= ========= =========




 Assumptions Used to Estimate Results for the Fourth Quarter Ending
                           November 3, 2007
               (In millions, except per-share amounts)
The following amounts are based on current expectations. These amounts are forward looking and actual results may differ materially. These amounts supersede all prior amounts regarding business outlook set forth in prior ADI news releases.

                                                 Estimated Range for
                                                 Three Months Ending
                                                   November 3, 2007
                                                ----------------------
                                                      Low to High
                                                ----------------------

Product Revenue                                     $680M to $710M

GAAP Gross Margin as a % of Total Revenue       Approximately the same
                                                        as Q307
      Stock-Based Compensation Expense                  $2.7M
      Acquisition-Related Expense                       $1.9M
Non-GAAP Gross Margin as a % of Total Revenue   Approximately the same
                                                        as Q307

GAAP Operating Expenses                         Approximately the same
                                                    as Q307 to up
                                                       slightly
      Stock-Based Compensation Expense                  $15.3M
      Acquisition-Related Expense                       $0.7M
Non-GAAP Operating Expenses                     Approximately the same
                                                    as Q307 to up
                                                       slightly

Estimated tax rate                                    21% to 23%

Non-operating income                              Approximately $13M

GAAP Diluted Earnings Per Share                     $0.36 to $0.40
      Stock-Based Compensation Expense                  0.040
      Acquisition-Related Expense                       0.006
                                                ----------------------
Non-GAAP Diluted Earnings Per Share                 $0.41 to $0.45
                                                ======================

    CONTACT: Analog Devices, Inc.
             Maria Tagliaferro, 781-461-3282
             Director of Corporate Communications
             investor.relations@analog.com
             781-461-3491 (fax)